Tecogen®
Advanced Modular CHP Systems

Tecogen Highlights 2015 Year-to-Date Achievements

WALTHAM, Mass., October 5, 2015 – Tecogen® Inc. (NASDAQ:TGEN), a manufacturer and installer of high efficiency, ultra clean, combined heat and power products including natural gas engine-driven cogeneration, air conditioning systems, and high-efficiency water heaters for industrial and commercial use summarizes the following achievements for the nine month period ending September 30th, 2015.

- Strong Shipped Units Growth - Tecogen achieved over 45% growth in units shipped versus prior year comparable period.
- Ilios® Growth Continues – Ilios shipped 16 units in the 9 month period, more than double the prior full-year amount, and entered three new markets including Puerto Rico, Atlanta and the United Kingdom. Tecogen's acquisition of the remaining minority interest in Ilios remains a priority and progress continues toward that goal.
- Ultra Success - Customer election of the emissions option more than doubled year-on-year. Units shipped in the period that were fitted with the patented emissions technology grew 120% versus the prior year.
- Intellectual Property Growth - The Company continues to enhance its intellectual property position through patent, trademark and licensing in its field. Several utility patents and patent applications directed to emissions control, power generation, controls, inverters and related technologies have been lodged and granted to Tecogen in the US and abroad in 2015. New trademark applications covering the company's products and services have also been filed in the USPTO in 2015 to protect the company's brands and retain its competitive position in its marketplace.
- Balance Sheet Strength – With the addition of the previously announced $2 million line of credit in June and $5 million private placement in August, Tecogen is well positioned to fund ongoing operating expenses and future growth initiatives.
- Environmental Recognition – A New York City project that included three of Tecogen's InVerde® 100 CHP units fitted with the Company's patented emissions system was selected as a finalist for the 2015 Urban Green Council awards, affirming the innovative energy efficient design of the technology.
- Investor Relations Team – Tecogen's addition of an Investor Relations team focuses on raising the company's profile among the investment community. Tecogen has presented at multiple investor conferences year-to-date, putting information about the Company in front of over 3,000 investors.

About Tecogen

Tecogen manufactures, installs, and maintains high efficiency, ultra-clean combined heat and power products including natural gas engine-driven cogeneration, air conditioning systems, and high-efficiency water heaters for residential, commercial, recreational and industrial use. The company is known for cost efficient, environmentally friendly and reliable products for energy production that, through patented technology, nearly eliminate criteria pollutants and significantly reduce a building's carbon footprint.

In business for over 20 years, Tecogen has shipped more than 2,300 units, supported by an established network of engineering, sales, and service personnel across the United States. For more information, please visit www.tecogen.com.

Tecogen Investor Relations & Media Contact Information:
Ariel F. Babcock, CFA
P: (781) 466 - 6413
E: Ariel.Babcock@tecogen.com

John N. Hatsopoulos
P: (781) 622 - 1120
E: John.Hatsopoulos@tecogen.com